EXHIBIT 10.2


                          AMENDED EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into, effective as of the __15th____ day of _November_, 2005 by and between The Simsbury Bank & Trust Company ("Bank") and Charles D. Forgie ("Executive").

                              W I T N E S S E T H :


     WHEREAS, Executive has been employed as Executive Vice President and Chief Lending Officer of the Bank under an existing Employment Agreement; and

     WHEREAS, Bank and Executive desire to enter into this Amended Employment Agreement ("Agreement") on the terms herein set forth;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (a)  "Cause" shall mean:

               (i) Executive's conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude;

               (ii) Executive's commission of an act of personal dishonesty or breach of fiduciary duty, whether or not involving personal profit, in connection with Executive's employment by Bank or any other organization of public trust;

               (iii) Executive's commission of an act which the Board of Directors of Bank by a vote of at least two-thirds (2/3) of all of the Directors shall have found to have involved willful misconduct or gross negligence on the part of Executive, in the conduct of his duties or public life or which causes material embarrassment to the Bank;

               (iv) Habitual absenteeism, chronic alcoholism or any other form of addiction on the part of Executive which prevents him from performing the essential functions of his position with or without reasonable accommodation; or

               (v) Entry of any final order of a regulatory authority having jurisdiction over Bank directing the removal of Executive from office.

          (b) "Disability" shall mean the incapacity of Executive by illness or any other cause as determined under the long-term disability insurance Plan of Bank in effect at the time in question, or if no such plan is in effect, then such incapacity of Executive as prevents Executive from performing the essential


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functions of his position with or without reasonable accommodation for a period in excess of two hundred forty days (whether or not consecutive), or one hundred eighty days consecutively, as the case may be, during any twelve month period.

          (c) "Good Reason" shall mean the occurrence of any action which (i) removes or changes Executive's title or reduces Executive's job responsibilities or base salary (except pursuant to a general reduction of not more than ten percent (10%) in executive base salaries effected throughout the Bank; or (ii) moves Executive's place of employment to a location that increases Executive's commute by more than thirty (30) miles over the length of Executive's commute from his place of principal residence at the time the move is requested.

          (d) "Material Breach" by Executive shall mean a determination by vote of at least two-thirds (2/3) of all of the Directors of Bank, that Executive shall have failed to comply in any material respect with his obligations under this Agreement following written notice to Executive of the alleged deficiencies thereunder and a period of 30 days to cure such deficiencies (the existence of which shall be confirmed by the foregoing required vote). Any determination in accordance with the preceding sentence shall be conclusive and binding for all purposes of this Agreement.

     2. Employment. Bank hereby agrees to employ Executive as Executive Vice President and Chief Lending Officer of Bank and Executive accepts said employment and agrees to serve for the Term of this Agreement in such capacity upon the terms and conditions hereinafter set forth. Subject to the provisions of Paragraph 6 below, "Term" shall mean the period commencing on the effective date of this Agreement and ending on August 31, 2006.

     3.   Duties of Employment.
          ---------------------

          (a) During the Term, Executive will serve as Executive Vice President and Chief Lending Officer of Bank, subject to the terms of this Employment Agreement and the direction and control of the President and the Board of Directors. During the Term, Executive will serve Bank faithfully, diligently and competently and will devote full-time to his employment and will hold, in addition to the offices of Executive Vice President and Chief Lending Officer of Bank, such other executive offices of Bank, or its subsidiaries and affiliates, to which he may be elected, appointed or assigned by the President or the Board of Directors of Bank from time to time and will discharge such executive duties in connection therewith. Nothing in this Agreement shall preclude Executive, with the prior approval of the President or the Board of Directors, from devoting reasonable periods of time required for (i) serving as a director or member of a committee of any organization involving no conflict of interest with Bank, or (ii) engaging in charitable, religious and community activities, provided, that such directorships, memberships or activities do not materially interfere with the performance of his duties hereunder.

     4. Compensation. During the Term, Bank shall pay to Executive as compensation for the services to be rendered by him hereunder the following:



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          (a)  A base salary at the rate of $114,022 per year, or such larger sum as the Board of Directors of Bank may from time to time determine in connection with regular periodic performance reviews pursuant to Bank's policies and practices. Such compensation shall be payable in accordance with normal payroll practices of Bank.

          (b) In addition, Executive may be entitled to a bonus, payable in cash or other form of compensation, at the end of each calendar year during such Term in an amount and form set by the Board of Directors of Bank. The Board of Directors may establish one or more individual or corporate goals for each such year, the achievement of which may be made a condition to the payment of the foregoing bonus to Executive. Such goals shall be communicated to Executive and shall be stated to be a condition to payment of said bonus.

     5. Benefits. During the Term, Executive shall be entitled to the following benefits:

          (a) Comprehensive health insurance and major medical coverage comparable to such coverage provided for executive employees of Bank generally in compliance with plans or practices in effect at Bank.

          (b) Participation in any long-term disability insurance plan and pension plan maintained by Bank, in accordance with the terms thereof, as may be in effect from time to time.

          (c) A vacation of at least four weeks per year, during which Executive's compensation shall be paid in full. Vacation time which is not taken by Executive in any year may be deferred and taken in the first quarter of the following vacation year.

          (d) Reimbursement of all travel and other reasonable business expenses incident to the rendering of services by Executive hereunder subject to the submission of appropriate vouchers and receipts in accordance with Bank's policy from time to time in effect.

     6. End of Term. The Term shall end upon the occurrence of any of the following events:

          (a)  The expiration of the Term as provided for in Paragraph 2.

          (b)  Termination of Executive's employment by Bank for "Cause."

          (c) The voluntary termination of Executive's employment by Executive other than for "Good Reason."

          (d) The Disability of Executive. If this Agreement is terminated by reason of the Disability of the Executive, Bank shall give written notice to that effect to Executive in the manner provided in Paragraph 14 herein.

          (e)  The death of Executive.


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     7.   Payment Upon Termination.
          -------------------------

          (a) If Executive's employment is terminated by Bank for "Cause," as defined in Paragraph 1(a), the obligations of Bank under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only salary and reimbursable expenses accrued through the date of such termination.

          (b) If Executive shall voluntarily terminate his employment during the Term other than for "Good Reason," as defined in Paragraph 1(c), the obligations of Bank under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only salary and reimbursable expenses accrued through the date of such termination.

          (c) If Executive's employment is terminated by reason of Disability or death, the obligations of Bank under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only salary and reimbursable expenses accrued through the date of such retirement.

          (d) If Executive's employment is terminated by Bank during the Term for any reason other than for "Cause," or "Disability," or if Executive shall voluntarily terminate his employment during the Term for "Good Reason," Executive shall be entitled to receive, and Bank shall be obligated to pay and provide Executive, the following amounts:

               (i) The base salary of Executive, at the rate in effect immediately prior to Executive's termination, for a period of six months following termination, from which shall be subtracted the amount, if any, payable to Executive under any then effective severance pay plan of Bank, payable in accordance with normal payroll practices of Bank, or at Executive's option the commuted value (determined by discounting all payments at a rate equal to the bond equivalent yield of the latest three-month Treasury Bill auction) of such salary to be paid in cash in a lump sum in the month next following Executive's termination of employment and to be treated as a supplemental wage payment under applicable Treasury Regulations subject to federal tax withholding at the flat percentage rate applicable thereto;

               (ii) A payment equal to one-half of the 2005 annual bonus received by Executive;

               (iii) To the extent that any form of compensation previously granted to Executive, such as, by way of example only, stock option awards, shall not be fully vested or shall require additional service as an employee at the time of the termination of Executive's employment, Executive shall be credited with additional service for such purpose through the end of the six-month period following Executive's termination.



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               (iv) During the period of eighteen months following Executive's termination of employment (or such other period as shall be prescribed by the then applicable COBRA law) (the "continuation period"), Executive shall continue to receive such individual and/or family health benefits coverage as he was receiving at the time of termination of employment, with Bank and Executive paying the same portion of the cost of such coverage as existed at the time of Executive's termination, for so long during the continuation period as Executive elects to continue coverage and pays his portion of the costs of coverage.

          (e) If Executive's employment is terminated by reason of retirement at the end of the Term, Executive shall be entitled to receive, and Bank shall be obligated to pay to and provide Executive, the following amounts:

               (i) The base salary of Executive, at the rate in effect immediately prior to Executive's retirement through February 28, 2007, payable in accordance with normal payroll practices of Bank; and

               (ii) During the period from Executive's retirement through March 1, 2008, Executive shall continue to receive such individual and/or family health benefits coverage as he was receiving at the time of retirement, with Bank and Executive paying the same portion of the cost of such coverage as existed at the time of Executive's retirement.

     8.   Confidential Information and Agreement Not to Compete.
          ------------------------------------------------------

     (a) Executive understands that in the course of his employment by Bank, Executive will receive or have access to confidential information concerning the business or purposes of Bank, and which Bank desires to protect. Such confidential information shall be deemed to include, but not be limited to, Bank's customer lists, loan lists and information, and employee lists, including, if known, personnel information and data. Executive agrees that he will not at any time during the period ending one year after the later of (a) the end of the Term and (b) the end of the period in which Executive is entitled to receive any payments or benefits under this Agreement, reveal to anyone outside Bank or use for his own benefit any such information without specific written authorization by Bank. Executive further agrees not to use any such confidential information or trade secrets in competing with Bank at any time following termination of employment with Bank.

     (b) Executive agrees that, if he receives any compensation from Bank under Paragraph 7, he will not, for a period of three years following the date of his termination, perform any services or accept any remuneration or compensation as an officer, director, employee, agent or consultant with any depository or other financial institution which maintains any office in the Farmington Valley of Connecticut.

     (c) In the event that Executive's termination is the result of Executive's retirement and payments are made to Executive under Paragraph 7(e), Executive agrees to provide such reasonable assistance to the Bank as Bank may request during the period that Executive continues to receive payments under Paragraph 7(e)(i).


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     9.   No Obligation to Mitigate. So long as Executive shall not be in breach of any provision of Paragraph 8, Executive shall have no duty to mitigate damages in the event of a termination and if he voluntarily obtains other employment (including self-employment), any compensation or profits received or accrued, directly or indirectly, from such other employment shall not reduce or otherwise affect the obligations of Bank to make payments hereunder.

     10. Resignation. In the event that Executive's services hereunder are terminated under any of the provisions of this Agreement (except by death), Executive agrees that he will deliver his written resignation as an officer of Bank, or its subsidiaries and affiliates, to the Board of Directors, such resignation to become effective immediately or, at the option of the Board of Directors, on a later date as specified by the Board.

     11. Insurance. Bank shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to the usual and customary medical examination and otherwise to cooperate with Bank in connection with the procurement of any such insurance, and any claims thereunder.

     12. Release. Upon Executive's termination, as a condition of receiving payments or benefits provided for in this Agreement, at the request of Bank, Executive shall execute and deliver for the benefit of Bank, and any subsidiary or affiliate of Bank, a general release in the form set forth in Attachment A, and such release shall become effective in accordance with its terms. The failure or refusal of Executive to sign such a release or the revocation of such a release shall cause the termination of any and all obligations of Bank to make payments or provide benefits hereunder, and the forfeiture of the right of Executive to receive any such payments and benefits. Executive acknowledges that Bank has advised him to consult with an attorney prior to signing this Agreement and that he has had an opportunity to do so.

     13. Regulatory Limitation. Notwithstanding any other provision of this Agreement, Bank shall not be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to Bank at the time such payment, benefit or amount is due, including, without limitation,
Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

     14. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to Executive or to the President of the Bank, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of Executive, to his last known address as carried on the personnel records of Bank, and, in the case of Bank, to the corporate headquarters, attention of the President of the Bank, or to such other address as the party to be notified may specify by notice to the other party. Executive hereby agrees to give Bank not less than sixty days' advance notice of his intended resignation or other termination from Bank, whether or not at the end of the Term.


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     15.  Successors and Assigns. The rights and obligations of Bank under this
Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Bank, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the stock or the assets and business of Bank, or with or into which Bank may be consolidated or merged or any surviving corporation in any merger involving Bank. All references in this Agreement to Bank shall be deemed to include all such successors and assigns.

     16. Arbitration. Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in Hartford, Connecticut in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to Bank's Board of Directors in an effort to resolve such dispute without resort to arbitration.

     17. Severability. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

     18. Amendment. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto.

     19. Construction. This Agreement shall supersede and replace all prior agreements and understandings between the parties hereto on the subject matter covered hereby, other than the existing Change-in-Control Agreement with Executive. This Agreement shall be governed and construed under the laws of the State of Connecticut. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

     IN WITNESS WHEREOF, Bank has caused this Agreement to be executed by a duly authorized officer, and Executive has hereunto set his hand, this _15th_ day of _November__, 2005.

                           The Simsbury Bank & Trust Company




                           By: /s/ Martin J. Geitz
                               -------------------------------------------------
                                 Martin J. Geitz
                                 President and CEO


                           Executive /s/ Charles D. Forgie
                                     -------------------------------------------
                           Charles D. Forgie


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                                                                    ATTACHMENT A

                                     RELEASE


     We advise you to consult an attorney before you sign this Release. You have until the date which is seven days after the Release is signed and returned to The Simsbury Bank & Trust Company (the "Bank") to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

     In consideration for the benefits provided under your Employment Agreement with the Bank, and more specifically enumerated in Exhibit 1 hereto, by your signature below you agree to accept such benefits and not to make any claims of any kind against the Bank, its past and present and future subsidiaries, divisions, subdivisions, affiliates and related companies or their successors and assigns or any and all past, present and future directors, officers, fiduciaries or employees of any of the foregoing (all parties referred to in the foregoing are hereinafter referred to as the "Releasees") before any agency, court or other forum, and you agree to release the Releasees from all claims, known or unknown, arising in any way from any actions taken by the Releasees up to the date of this Release, including, without limiting the foregoing, any claim for wrongful discharge or breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute or regulation and any claim for attorneys' fees, expenses or costs of litigation, except that this Release is not intended, and shall not be construed, to (1) release the Bank from any vested obligations it may have under its employee pension benefit plans or (2) release the Bank (or any insurance carrier providing insurance coverage to the Bank or its officers and directors) for any indemnification or other payment to which you may be entitled under the Bank's Certificate of Incorporation or Bylaws (or under any such insurance) for activities or actions occurring during your employment with the Bank.

     THE PRECEDING PARAGRAPH MEANS THAT BY SIGNING THIS RELEASE YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING
A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASEES BASED
ON ANY ACTIONS TAKEN BY THE RELEASEES UP TO THE DATE OF THIS RELEASE.


     By signing this Release, you further agree as follows:

     1.   You have read this Release carefully and fully understand its terms;

     2. You have had at least twenty-one days to consider the terms of the Release;


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     3.   You have seven days from the date you sign this Release to revoke it by written notification to the Bank. After this seven day period, this Release is final and binding and may not be revoked;

     4. You have been advised to seek legal counsel and have had an opportunity to do so;

     5. You would not otherwise be entitled to the benefits provided under your Employment Agreement with the Bank had you not agreed to waive any right you have to bring a lawsuit or legal claim against the Releasees; and

     6.   Your agreement to the terms set forth above is voluntary.



Name:
     ----------------------------------
Signature:                                      Date:
          -----------------------------              ---------------------------
Received by:                                    Date:
            ---------------------------              ---------------------------

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1.
2.
3.
4.
5.
etc.


NOTE: THIS EXHIBIT IS TO BE COMPLETED AT THE TIME OF TERMINATION TO REFLECT ALL BENEFITS AND PAYMENTS MADE UNDER THE AGREEMENT.

Acknowledged and Agreed:



The Simsbury Bank & Trust Company              Executive


By:
   ------------------------------              ------------------------------
                                               Charles D. Forgie